EXHIBIT 10.1

                          EMPLOYMENT AGREEMENT BETWEEN

                               QCR HOLDINGS, INC.

                                 AND THOMAS BUDD

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of the __day of _________, 2004, is between QCR HOLDINGS, INC. (the "Employer") and THOMAS BUDD (the "Employee").

                                   AGREEMENTS

         Section 1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Employee agrees that if and when the necessary approvals and charters are obtained, the Employer shall become Rockford Bank and Trust Company and all references to Employer herein shall mean Rockford Bank and Trust Company.

         Section 2. Duties. The Employee agrees to provide all services necessary, incidental or convenient as an Executive Vice President Rockford office of the Employer; provided that, if and when the necessary approvals and charters are obtained and the Employer becomes Rockford Bank and Trust Company under Section 1 hereof, Employee agrees to provide all services necessary, incidental or convenient as President of Rockford Bank and Trust Company. The Employer shall designate the location or locations for the performance of the Employee's services. The Employer shall furnish or make available to the Employee such equipment, office space and other facilities and services as shall be adequate and necessary for the performance of his duties.

         Section 3. Term. The term of this Agreement shall commence on June 1, 2004 (the "Effective Date"), and shall continue for a period of two (2) years. This Agreement shall automatically extend for one (1) year on each anniversary of the Effective Date, unless terminated by either party effective as of the last day of the then current two (2) year term by written notice to that effect delivered to the other not less than ninety (90) days prior to the anniversary of such Effective Date.

         Section 4.        Compensation.

                  (a) Base Salary. The annual base salary ("Base Salary") of the Employee shall be One Hundred Thirty Thousand Dollars ($130,000.00). Base Salary shall be payable bi-weekly, in equal installments. The Employee's Base Salary shall be subject to review annually, with the first such review period to commence during the first quarter of 2005, and shall be adjusted during the term hereof in accordance with the Employer's established management compensation policies and plan.

                  (b) Bonuses. The Employee shall be entitled to receive cash bonuses ("Cash Bonus" or "Cash Bonuses"), based upon performance, which may be granted in the future in the discretion of the Employer, consistent with Employer's incentive bonus formula for executive management, as modified from time to time. Maximum bonus shall be as follows; 2004-5%, 2005-10%, 2006-20%, 2007-30%. In addition, the Employee may receive such additional bonuses or awards in the form of stock options, restricted stock or other equity compensation, as determined in the discretion of the Employer.

                  (c) Rockford Incentive Programs. The Employee shall be eligible to participate in the following: "Rockford Short-term Cash Incentive Compensation Program" and "Rockford Long-term Deferred Incentive Compensation Program" (collectively referred to as the "Incentive Programs"). All references to goals, thresholds, assets, losses, earnings and similar terms under the Incentive Programs shall be based solely upon application of such terms to the Rockford office of the Employer. The Incentive Programs shall be administered by the Executive Committee of the Board of Directors of QCR Holdings, Inc. (the "Executive Committee") and the Executive Committee shall have the authority to make all determinations in the interpretation and administration of the Incentive Programs and all decisions of the Executive Committee shall be binding on the Employee; provided however, that the amounts paid pursuant to the Incentive Programs shall be allocated among the following eligible employees in the percentages set forth: Thomas Budd 60% percent and Shawn Way 40% percent (the "Eligible Employees"). If an Eligible Employee is no longer employed by the Employer at the time any amount would otherwise be allocated and paid to such employee, then the amount allocable to such employee shall be forfeited and will not be paid to any other Eligible Employee.

(i) Under the Short-Term Cash Incentive Compensation Program, with respect to the years ending December 31, 2005 through December 31, 2008, the Employer shall pay the Eligible Employees, as allocated as provided above, the aggregate amount set forth in the schedule below with respect to each year if the following Assets Target and Losses/Earnings Target for such year are met; provided however, that fifty percent (50%) of the aggregate amount shall be allocated to the Assets Target and fifty percent (50%) shall be allocated to the Losses/Earnings Target. The incentive amount payable hereunder shall be paid within ninety (90) days after the end of such year.

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                                                                   Losses/
  Year Ending        Incentive Amount        Assets Target     Earnings Target
--------------------------------------------------------------------------------
December 31, 2005         $20,000            $ 45 million    losses no more than
                                                                 $1,153,000
December 31, 2006         $25,000            $ 81 million    losses no more than
                                                                 $  433,000
December 31, 2007         $30,000            $118 million    earnings at least
                                                                 $  227,000
December 31, 2008         $35,000            $151 million    earnings at least
                                                                 $1,106,000

         In the event either the Assets Target or the Losses/Earnings Target is not met, then a prorata portion of the incentive amount payable with respect to that Target shall be payable according to the following schedule:


                 Result                           Incentive Amount Paid
           ------------------------------------------------------------
           Reach or exceed Target                           100%
           Within 5% of Target                               90%
           Within 10% of Target                              80%
           Within 15% of Target                              65%
           Within 20% of Target                              50%
           Less than 20% of Target                          None


         By way of example, if as of December 31, 2006, 100% of the Asset Target was met but only 90% of the Losses/Earning Target was met, then 95% of the aggregate incentive amount ($28,500) would be payable (100% of $15,000 plus 90% of $15,000). It is the agreement of the parties that the Incentive Targets above do not include the impact of changes in the Employer business model that are not reflected in the initial underlying projections prepared in May, 2004.

(ii) Under the Long-term Deferred Incentive Compensation Program, with respect to years ending December 31, 2009 through December 31, 2013, the Employer shall contribute to a deferred compensation plan for the benefit of the Eligible Employees, as allocated as provided above, the aggregate amount of the "Long Term Incentive Award" for the attained level of Return on Equity Result and Ending Total Assets set forth in Exhibit A hereto. In the event of a Change in Control (as defined below), the Employer agrees to contribute the amount set forth below with respect to the year in which the Change in Control occurs and each and all subsequent years remaining, such amounts to be discounted to their present values using the prime rate of interest as of the date five (5) business days prior to the date of the Change in Control:

           Year Ending                             Amount
        -------------------------------------------------
        December 31, 2009                         $35,000
        December 31, 2010                         $40,000
        December 31, 2011                         $50,000
        December 31, 2012                         $60,000
        December 31, 2013                         $70,000
        December 31, 2014                         $90,000

                  (d) Benefits. The Employer shall provide the following additional benefits to the Employee:

  (1) Medical Insurance. Family medical insurance, provided that Employee shall be responsible for paying any portion of the premium in accordance with the Employer's policy applied to similarly situated employees.

  (2) Reimbursements. Reimbursement of reasonable expenses advanced by the Employee in connection with the performance of his duties hereunder, including, but not limited to, two (2) paid weeks of continuing education, a monthly automobile allowance of $500, fuel, maintenance and insurance expense of such automobile, and the annual reimbursement of club dues for the following clubs:
Forest Hills Country Club and a full membership at Rockford Country Club. In addition one-half of the initiation fee at Rockford Country Club will be reimbursed up to a maximum reimbursement of $2,500.

  (3) Personal Days. The Employee will initially be entitled to twenty-five (25) personal days which may be increased in accordance with the Employer's established policies and practices.

  (4) Disability Coverage. Long-term and short-term disability coverage equal to approximately 66-2/3% of Base Salary and Average Annual Bonus. For purposes of this Agreement, "Average Annual Bonus" shall mean the average of the three (3) most recent annual Cash Bonuses paid to the Employee immediately preceding the determination date.

  (5) Employee Benefits. Participation in a 401(k)/profit sharing plan, deferred compensation program and such other benefits as are specifically granted to Employee or in which he participates as an employee of the Employer.

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

  (6) Life Insurance. Term life insurance of two (2) times Employee's Base Salary and Average Annual Bonus as of the date of this Agreement; which insurance may be provided through a group term carve-out plan at the Employer's election. The Employee will be allowed to purchase additional life insurance of at least that same amount through such plan.

  (7) Deferred Compensation. Participation under a deferred compensation agreement under which the Employee will be permitted to annually contribute and defer up to eight thousand dollars ($8,000) and the Employer shall make a matching contribution equal to the contribution made by the Employee up to a maximum contribution of eight thousand dollars ($8,000).

  (8) Non-Qualified Stock Options. Non-qualified stock options in accordance with QCR Holdings, Inc.'s current stock incentive plan, including without limitation such vesting requirements as are typically imposed on executives of QCR Holdings, Inc., enabling the Employee to acquire ten thousand (10,000) shares of QCR Holdings, Inc. stock as of the Effective Date, with an exercise price for such options equal to the market price of such stock as of the close of business on the last business day prior to the Effective Date and, concurrently with the grant and vesting of such options, ten thousand (10,000) tax benefit rights.

  (9) Employee Stock Purchase Plan. Participation in QCR Holdings, Inc Employee Stock Purchase Plan.

                  (e) Signing Bonus. Employer shall pay a signing bonus to employee as follows: seven thousand five hundred dollars ($7,500) upon execution of this agreement, seven thousand five hundred dollars ($7,500) upon receiving charter approval, five thousand ($5,000) upon release of solicitation covenants by letter agreement; in no case longer than 18 months, and five thousand ($5,000) upon release of non compete covenants by letter agreement; in no case longer than 18 months.

         Section 5. Time Requirement. The Employee shall devote his best efforts and full business time to his duties under this Agreement. The Employee shall be allowed to serve on outside boards subject to the consent of the Employer.

         Section 6. Termination upon Disability. In the event of the Employee's Disability (as defined below) during the employment term, payments based upon the Employee's then current annual Base Salary and Average Annual Bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of such Disability, after which time Employee's employment shall terminate. Payments made in the event of the Employee's Disability shall be equal to 66-2/3% of Employee's Base Salary and Average Annual Bonus, less any amounts received under the Employer's short or long-term disability programs, as applicable. Disability for purposes of this Agreement shall mean that the Employee is limited from performing the material and substantial duties of the positions set forth in Section 2 due to the Employee's sickness or injury for a period of six (6) consecutive months. The Executive Committee of the Board of Directors of QCR Holdings, Inc. shall determine whether and when the Employee has incurred a Disability under this Agreement.

         Section 7. Termination upon Death. In the event of the Employee's death during the term of this Agreement, the Employee shall be paid his accrued and unpaid Base Salary, and his earned Cash Bonus for the year in which he died prorated on a per diem basis through the date of death. The earned Base Salary shall be paid in accordance with the Employer's regular payroll on the next regular payroll date following the Employee's death. The earned Cash Bonus for the year shall be paid when Cash Bonuses are paid to other executive officers of the Employer with respect to such year. Such amounts shall be payable to the persons designated in writing by the Employee, or if none, to his estate.

         Section 8. Confidentiality and Loyalty. The Employee acknowledges that during the course of his employment he will produce and have access to material, records, data, trade secrets and information not generally available to the public regarding the Employer and its subsidiaries and affiliates (collectively, "Confidential Information"). Accordingly, during and subsequent to termination of this Agreement, the Employee shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Employer, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Employee of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the business of Employer and its subsidiaries and affiliates which the Employee shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Employee's employment hereunder. The Employee agrees to abide by the Employer's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Employer and its subsidiaries and affiliates.

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
         Section 9.        Non-Competition.

                  (a) Restrictive Covenant. The Employer and the Employee have jointly reviewed the operations of the Employer and have agreed that the primary service area of the Employer's lending and deposit-taking functions extends to an area encompassing a sixty (60) mile radii from each of the offices of QCR Holdings, Inc. and its subsidiaries. Therefore, as an essential ingredient of and in consideration of this Agreement and the payment of the amounts described in Section 4 and Section 10, the Employee hereby agrees that, except with the express prior written consent of the Employer, for a period of one (1) year after the termination of the Employee's employment with the Employer (the "Restrictive Period"), he will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of, or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of the Employer to terminate employment with the Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates an office or other business location of: (i) a bank, savings and loan association, credit union or similar financial institution, or (ii) an insurance company or agency, investment brokerage firm or other entity or organization involved in the retail sale of investment products or the making of retail or commercial loans (any of the foregoing referred to in clauses (i) or (ii) collectively referred to as a "Financial Institution") within a sixty (60) mile radii from each of the offices of QCR Holdings, Inc. and its subsidiaries (the "Restrictive Covenant"). If the Employee violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this Section computed from the date the relief is granted, but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Employee. The foregoing Restrictive Covenant shall not prohibit the Employee from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the Nasdaq which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

                  (b) Remedies for Breach of Restrictive Covenant. The Employee acknowledges that the restrictions contained in this Section 9 and Section 8 are reasonable and necessary for the protection of the legitimate business interests of the Employer, that any violation of these restrictions would cause substantial injury to the Employer and such interests, that the Employer would not have entered into this Agreement with the Employee without receiving the additional consideration offered by the Employee in binding himself to these restrictions and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer, in addition to and not in limitation of, any other rights, remedies or damages available to the Employer under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Employee and any and all persons directly or indirectly acting for or with him, as the case may be.

         Section 10.       Severance.

                  (a) Termination Without Cause. If the Employee is involuntarily terminated without Cause (as defined below), a severance payment will be made equal to six (6) months of Base Salary. Such payment shall be made in a lump sum within fifteen (15) days of termination or in equal installments over the six (6) month period, at the Employer's option. In addition, the Employer shall provide reasonable out-placement services for up to three (3) months following termination.

                  (b) Termination for Cause or Voluntary Termination. If the Employee is terminated for Cause (as defined below) or voluntarily terminates his employment, then the Employer shall pay Employee any accrued and unpaid Base Salary, and any accrued and unpaid personal days and shall have no further obligations to the Employee under this Agreement. For purposes of this Agreement, "Cause" shall mean:

(1) a material violation by the Employee of any applicable material law or regulation respecting the business of the Employer;

(2) the Employee being found guilty of a felony, an act of dishonesty in connection with the performance of his duties as an officer of the Employer, or which disqualifies the Employee from serving as an officer or director of the Employer; or

(3) the willful or negligent failure of the Employee to perform his duties hereunder in any material respect.

The Employee shall be entitled to at least thirty (30) days' prior written notice of the Employer's intention to terminate his employment for any Cause specifying the grounds for such termination, a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and a reasonable opportunity to present to the Board of Directors of QCR Holdings, Inc. his position regarding any dispute relating to the existence of such Cause.

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
                  (c) Termination Upon Change in Control. If a Change in Control (as defined below) occurs and the Employee is terminated within one (1) year following the Change in Control or the Employee elects within six (6) months following the Change in Control to terminate his employment, a severance payment will be made within fifteen (15) days of termination equal to two (2) years of Base Salary plus the amount set forth in Section 4(c)(ii) related to a Change in Control. In addition, the Employer shall continue, or cause to be continued, Employee's health insurance as in effect on the date of termination (including, if applicable, family coverage) for three (3) years.

For purposes of this Section, the term "Change in Control" shall mean the following:

(1) The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty-three percent (33%) or more of the combined voting power of the then outstanding voting securities of QCR Holdings, Inc.; or

(2) The individuals who, as of the date hereof, are members of the board of directors of QCR Holdings, Inc. (the "Holding Company Board") cease for any reason to constitute a majority of the Holding Company Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Holding Company Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Holding Company Board; or

(3)  consummation  of: (A) a merger or  consolidation  of QCR Holdings,  Inc.
if the stockholders, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or the sale or other disposition of all or substantially all of the assets or stock of the Employer or QCR Holdings, Inc.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because thirty-three percent (33%) or more of the combined voting power of the then outstanding securities of either the Employer or QCR Holdings, Inc. is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(4) If it is determined, in the opinion of the Employer's independent accountants, in consultation, if necessary, with the Employer's independent legal counsel, that any amount paid under this Agreement due to a Change in Control, either separately or in conjunction with any other payments, benefits and entitlements received by the Employee in respect of a Change in Control under any other plan or agreement under which the Employee participates or to which he is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Code, and thereby be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then in such event the Employer shall pay to the Employee a "grossing-up" amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against the Employee for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then the Employer shall pay to the Employee the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by the Employee as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld with respect to the amount paid hereunder. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be conclusively made by the Employer's independent accountants, in consultation, if necessary, with the Employer's independent legal counsel. If, after the Employee receives any gross-up payments or other amount pursuant to this Section 10, the Employee receives any refund with respect to the Excise Tax, the Employee shall promptly pay the Employer the amount of such refund within ten (10) days of receipt by the Employee.

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(5)  If  the  Employer  is  not  in  compliance   with  any  minimum  capital
requirements applicable to it or if the payments required under this Section would cause the Employer's capital to be reduced below any such minimum capital requirements, such payments shall be deferred until such time as the Employer is in capital compliance. At the election of the Employee, which election is to made within thirty (30) days of the Employee's termination, such payments shall be made in a lump sum or paid monthly during the remaining term of this Agreement following the Employee's termination. In the event that no election is made, payment to the Employee will be made on a monthly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Employee obtains other employment following the termination of employment by the Employer.

         Section 11.       Indemnification.

                  (a) The Employer, at its expense, shall provide the Employee (including his heirs, personal representatives, executors and administrators) for the term of this Agreement with coverage under a standard directors' and officers' liability insurance policy.

                  (b) In addition to the insurance coverage provided for in this Section, the Employer shall hold harmless and indemnify the Employee (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements, such indemnification to include any action, suit or proceeding related to the Employee leaving a prior employer and becoming employed by the Employer unless, and in which case the Employer does not agree to hold harmless and indemnify the Employee, liability, either equitable or legal, is imposed on the Employer or the Employee and such liability is imposed in material part as a result of the Employee's failure to disclose, as of the Effective Date, any fact or action related thereto or the Employee's material malfeasance or misfeasance in connection with or related to his leaving his prior employer.

                  (c) In the event the Employee becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement (collectively "Expenses") incurred by the Employee in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Employee: (1) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Employee in the event it shall be ultimately determined that the Employee is not entitled to indemnification by the Employer for such Expenses; and (2) to assign to the Employer all rights of the Employee to indemnification, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Employee.

         Section 12. Payment of Legal Fees. The Employer is aware that after a Change in Control, management of the Employer or its successor could cause or attempt to cause the Employer to refuse to comply with its obligations under this Agreement, including the possible pursuit of litigation to avoid its obligations under this Agreement. In these circumstances, the purpose of this Agreement would be frustrated. It is the Employer's intention that the Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Employee hereunder. It is the Employer's intention that the Employee not be forced to negotiate settlement of his rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Employee that (a) the Employer has failed to comply with any of its obligations under this Agreement, or (b) the Employer or any other person has taken any action to avoid its obligations under this Agreement, the Employer irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Employer as provided in this Section 12, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Employer or any director, officer, stockholder, or other person affiliated with the Employer, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between the Employer and any counsel chosen by the Employee under this Section 12, the Employer irrevocably consents to the Employee entering into an attorney-client relationship with that counsel, and the Employer and the Employee agree that a confidential relationship shall exist between the Employee and that counsel.

The fees and expenses of counsel selected from time to time by the Employee as provided in this Section 12 shall be paid or reimbursed to the Employee by the Employer on a regular, periodic basis upon presentation by the Employee of a statement or statements prepared by such counsel in accordance with such counsel's customary practices. The Employer's obligation to reimburse Employee for legal fees as provided under this Section 12 and any separate employment, deferred compensation, severance or other agreement between the Employee and the Employer shall not exceed $200,000 in the aggregate. Accordingly, the Employer's obligation to pay the Employee's legal fees provided by this Section 12 shall be offset by any legal fee reimbursement
obligation   the  Employer  may  have  with  the  Employee  under  any  separate employment, deferred compensation, severance or other agreement between the Employee and the Employer.

         Section 13.       Regulatory Suspension and Termination.

                  (a) If the Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) (12 U.S.C. ss. 1818(e)(3)) or 8(g) (12 U.S.C. ss. 1818(g)) of the Federal Deposit Insurance Act, as amended, the Employer's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall (A) pay the Employee all of the compensation withheld while their contract obligations were suspended and (B) reinstate any of the obligations, which were suspended.

                  (b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer's affairs by an order issued under Section 8(e) (12 U.S.C. ss. 1818(e)) or 8(g) (12 U.S.C. ss. 1818(g)) of
the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

                  (c) If the Employer is in default as defined in Section 3(x) (12 U.S.C. ss. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employer under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

                  (d) All obligations of the Employer under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution by the Federal Deposit Insurance Corporation (the "FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in Section 13(c) (12 U.S.C. ss. 1823(c)) of the Federal Deposit Insurance Act, as amended, or when the Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

                  (e) Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 U.S.C. ss. 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

         Section 14.       General Provisions and Representations.

                  (a) The Company agrees that it shall not merge or consolidate into or with another company, or reorganize, or sell substantially all its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement.

                  (b) This Agreement supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. It binds and benefits the parties and their successors in interest, heirs, beneficiaries, legal representatives and assigns.

                  (c) This Agreement is governed by and construed in accordance with the laws of the State of Illinois.

                  (d) The provisions of Sections 8 and 9 shall survive the termination of this Agreement.

                  (e)  No amendment  or   modification  of  this  Agreement  is
effective unless made in writing and signed by each party.

                  (f) This Agreement may be signed in several counterparts, each of which will be an original and all of which will constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above set forth.

QCR HOLDINGS, INC.

      /s/ James J. Brownson
By:   ------------------------------------          ----------------------------
          James J. Brownson,                        THOMAS BUDD
          Chairman, Executive Committee of the
          Board of Directors of QCR Holdings, Inc.



      /s/ Douglas M. Hultquist
By:   -----------------------------
          Douglas M. Hultquist,
          President, QCR Holdings, Inc.

                                    EXHIBIT A

                          Rockford Bank & Trust Company

                Rockford Long-Term Incentive Compensation Program

   Deferred Incentive Years ending December 31, 2009 through December 31, 2014



   Return on Equity     (See Note # )               Ending Total Assets       Ending Total Assets    Ending Total Assets
        Result                                         $175,000,000               $250,000,000          $325,000,000
   ---------------------------------------------------------------------------------------------------------------------
        12.00%          Long-Term Incentive
                               Award                        $35,000                $40,000              $  50,000
        13.00%          Long-Term Incentive
                               Award                        $40,000                $50,000              $  60,000
        14.00%          Long-Term Incentive
                               Award                        $45,000                $55,000              $  70,000
        15.00%          Long-Term Incentive
                               Award                        $50,000                $65,000              $  80,000
        16.00%          Long-Term Incentive
                               Award                        $55,000                $75,000              $  90,000
        17.00%          Long-Term Incentive
                               Award                        $60,000                $85,000              $ 110,000
        18.00%          Long-Term Incentive
                               Award                        $65,000                $95,000              $ 120,000


Note #: Assumes Equity of 7.00% of Assets